Exhibit 99.1

Pennsylvania American Water, City of York Complete
Historic Wastewater System Deal

Represents Pennsylvania American Water’s largest wastewater system acquisition to date; welcomes 23 employees and plans to invest $17.5 million to improve reliability, safety and environmental compliance

MECHANICSBURG, Pa. (May 27, 2022) – Pennsylvania American Water, a subsidiary of American Water, announced today that it has completed a deal with the City of York to acquire the City’s wastewater system assets, making it Pennsylvania American Water’s largest wastewater system acquisition to date. The newly acquired wastewater system in York County serves more than 45,000 customer connections, including approximately 14,000 direct customers in the city and bulk service to indirect customers in the neighboring Townships of Spring Garden, Manchester, West Manchester, York and Springettsbury and the Boroughs of North York and West York.

“Pennsylvania American Water is proud to become the wastewater service provider for the City of York and surrounding communities, and to deliver safe, reliable service that protects public health and the environment,” said Pennsylvania American Water President Mike Doran. “We remain committed to being an excellent community partner and delivering on our infrastructure investment, technical expertise and decades of wastewater experience.”

Over the next five years, Pennsylvania American Water plans to invest approximately $17.5 million in wastewater system improvements in the York area. These include wastewater treatment process improvements, technology and control system upgrades and wastewater main rehabilitation projects. The company has a long and successful track record of improving water and wastewater systems facing significant capital investment needs and making the necessary investments to meet current and future environmental regulations. Following today’s acquisition, Pennsylvania American Water will be the wastewater service provider for more than 220,000 customers across the Commonwealth.

The city agreed to sell its wastewater system to Pennsylvania American Water in April 2021, citing that the proposed sale was important to improve the city’s infrastructure, provide for resilient and responsive municipal services, and support the city’s future. With the acquisition, Pennsylvania American Water also welcomed 23 of the system’s employees to its local team.

“This is a transformative moment for the City of York,” said York Mayor Michael Helfrich. “Today is the start of a new day for our city. With this sale now complete, we can clear all of York’s long-standing debts and build a nest egg for the city’s long-term fiscal health. For our residents and businesses who are proud to call York home, this sale brings stability and hope for our future.”

The $235.3 million purchase was approved on April 14, 2022 by the Pennsylvania Public Utility Commission (PUC). As part of the PUC’s approval, Pennsylvania American Water will adopt the existing City of York wastewater rates for three years and will continue billing customers on a monthly basis. The PUC regulates the company’s rates, rules and regulations of service;

therefore, any future rate changes will require review and approval by the PUC. The rates for bulk agreements with neighboring municipalities will also remain in place for three years.

Pennsylvania American Water offers multiple customer programs including assistance through the company’s longstanding H2O Help to Others program. For qualifying wastewater customers, the company offers grants of up to $500 per year and a 30 percent discount on the total wastewater charges. The Pennsylvania Department of Human Services’ Low Income Household Water Assistance Program (LIHWAP) is an additional resource that can help customers.

About Pennsylvania American Water
Pennsylvania American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 2.4 million people.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,400 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, among other things, planned capital investments and system improvements and the ability to achieve certain benefits, synergies and goals relating to the transaction and the acquired operations. These statements are based on the current expectations of management of Pennsylvania American Water. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements, including with respect to (1) the occurrence of the benefits and synergies expected or predicted to occur as a result of the acquisition of the system assets; (2) unexpected costs, liabilities or delays associated with the integration of the acquired system assets; (3) regulatory, legislative, local or municipal actions affecting the water and wastewater industries, which could adversely affect Pennsylvania American Water; and (4) other economic, political, business and other factors. Forward-looking statements are not guarantees or assurances of future performance or results, and Pennsylvania American Water and its affiliates do not undertake any duty to update any forward-looking statement.

Media Contact:
David Misner
External Affairs Manager
717-261-7525
david.misner@amwater.com

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